FINAL TRANSCRIPT

Thomson StreetEventsSM

DANKY - Q1 2005 Danka Business Systems Earnings Conference Call

Event Date/Time: Aug. 04. 2004 / 10:00AM ET

CORPORATE PARTICIPANTS

Don Thurman

Danka Business Systems - CMO, EVP

Mark Wolfinger

Danka Business Systems - CFO, EVP

Todd Mavis

Danka Business Systems - CEO

Peter Williams

Danka Business Systems -

President & COO, European/Australian Operations

Mike Popielec

Danka Business Systems - COO, Americas

CONFERENCE CALL PARTICIPANTS

Hector Forsythe

Evolution - Analyst

Bob Evans

Craig-Hallum Capital - Analyst

Tyson Bauer

Wealth Monitors Incorporated - Analyst

Paloa Sylva (ph)

Penn Capital - Analyst

Evan Greenberg

Meadowbrook Capital - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the first quarter 2005 Danka Business Systems earnings conference call. My name is Alicia and I will be your operator. At this time, all participants are in a listen-only mode. We will be facilitating a question-and-answer session towards the end of your conference. If at any time during the call you require assistance, please press star followed by 0 and an operator will assist you. As a reminder, this conference call is being recorded for replay purposes. I would now like to introduce your host for today’s call, Mr. Don Thurman, Chief Marketing Officer for Danka Business Systems. Please go ahead, sir.

Don Thurman - Danka Business Systems - CMO, EVP

Thank you, operator, and welcome to Danka’s quarterly results call for the first quarter of fiscal 2005 that ended on June 30, 2004. Our call today will follow a similar format as last quarter. First, a financial overview from CFO, Mark Wolfinger and then high-level observations from CEO, Todd Mavis. After their remarks we will be happy to take your questions. Chief Operating Officers, Mike Popielec and Peter Williams also will join us during the Q&A.

Please be aware that certain statements during this call may be characterized as forward-looking under the Private Securities Litigation Reform Act of 1995 and we hereby claim the Safe Harbor protection afforded by this Act for any such statements. Those statements involve a number of factors that could cause actual results to differ materially. Listeners are cautioned not to place undue reliance on these statements which reflect our analyzes only as of the date they were made. Additional information concerning these factors is contained in the Company’s filing with the SEC. Copies are available from the SEC from Danka’s website, danka.com or from Investor Relations.

All non-GAAP financial information referenced in this call is reconciled in tables contained in today’s news release or on our website. As a matter of policy, we do not generally make any specific projections as to future results, nor do we endorse any projections regarding future performance that may be made by others outside our Company. Audio replays of this call will be available for a limited time via a special dial-in number and our website. Details can be found at danka.com or in our July 28th news release announcing this call.

Now I’d like to introduce Danka’s CFO, Mark Wolfinger.

Mark Wolfinger - Danka Business Systems - CFO, EVP

Thank you, Don. Before I begin my comments regarding our first quarter financial results, please note that for the first time we’ll be using numbers that reflect the consolidation of our business into 2 operating groups, the Americas and Europe/Australia. We achieved this consolidation by splitting up our old international group. We added Australia to Europe and the rest of the operating group including Canada, Puerto Rico and the 5 countries in Latin and South America were added to the U.S. to form the Americas group. In addition, my review of total Company results for the first quarter includes the impact of fluctuations and foreign currency rates. About 53% of our revenues in the first quarter of fiscal year 2005 were generated outside the U.S.

Total revenues were $310.3 million, a 7% decline from the year-ago quarter. Total service revenue in the first quarter was 157.4 million, a decline of 5.1% from a year ago and 2.1% sequentially. However, when adjusted for currency movements, service revenue, as expected, was essentially flat compared to the fourth quarter. We remain encouraged by the continued stability in our service revenue.

Our disappointment was in the area of new equipment sales, which were down by 11.5% from a year ago. This decrease was largely due to our focus on higher gross margins, poor performance in some U.S. geographic regions and in some countries including Australia and France. We also experienced some product constraints in Q1. Todd will discuss this and the actions we’ve taken to improve sales execution throughout our operating groups in a few minutes.

Consolidated gross margins in the first quarter were 38.4% of revenues. An increase of 170 basis points from the same quarter last year, and up 340 basis points from the previous quarter. This was our strongest gross margin performance in the last 8 quarters and was led by an 830 basis point increase in retail equipment margins in the Americas compared to Q1 last year. Service margins remain steady at about 42.6%. I am pleased to report that operating earnings were $7.9 million, 58% higher than the prior-year same quarter. The increase was due to the previously discussed gross margin improvement, as well as a year-over-year reduction in operating expenses. This operating earnings improvement was highlighted in the Americas, which benefited from improved margin performance, as well as early execution in the U.S. on our cost-reduction initiative.

With regard to cost reductions, SG&A expenses declined $7.1 million or 6% from the prior-year first quarter. As I just mentioned, the U.S. business was the first of our operating areas to implement the cost reduction plan, particularly concentrating on back office, support, and IT functions. As a result, we saw substantial improvement in the Americas this quarter with a decrease in SG&A of 15% from the same quarter last year. In Europe/Australia where our cost reduction plans were implemented later, SG&A was essentially flat. Much like other public companies, we are, however, beginning to see an increase year-to-year in corporate compliance costs, including the new requirements under Sarbanes-Oxley.

Overall, the cost reduction actions have resulted in a 13.3% reduction of headcount when compared to the first quarter of fiscal 2004, and we have exited 63 facilities as we continue to improve our cost base. We have taken the majority of the actions needed to achieve our previously announced annualized cost savings of $51 to $56 million and we have realized almost all of these cost savings in our financial results. However, it’s important to note that concurrent with these reductions, we have been making some modest investments in our growth initiatives.

Let me now comment on cash. First, let me remind you that we completed the refinancing of our debt last summer, and as a result, we do not generally expect our first fiscal quarter to be a strong cash quarter. Danka’s free cash flow for the first quarter, which is defined as cash flow from operations less net capital expenditures, was negative $28.1 million. This result was largely made up of $13 million of interest payments on our debt instruments, $8.3 million to fund the aforementioned long-term operational cost savings initiatives, and an increase of $6.1 million in inventories. In addition, DSOs increased by 4 days. Cash generation will be a major focus for us during the second quarter. We have a proven track record in this area and we are targeting better cash performance.

Now I will turn the call over to Todd Mavis, Danka’s Chief Executive Officer.

Todd Mavis - Danka Business Systems - CEO

Great. Thank you, Mark, and good morning, everyone. Perhaps the best place to start is where we left off last time. You will recall that we talked at length about the importance of service revenue stability. I am pleased to report that with adjusted for sequential currency exchange, first quarter service revenue was essentially flat with the prior quarter. And as I mentioned, that is very important for Danka. This is the fourth consecutive quarter that service revenue was in a fairly narrow range and it further validates our view of service revenue stabilization and our strategy to stress the placement of connected digital devices along with growing print and related services through initiatives like TechSource.

Our worldwide equipment base, by the way, is now 58% digital and about 3/4 of service revenue comes from digital systems. Our digital connected rate, which we believe will drive higher service revenue in the long run, continued to increase in the first quarter as well. In the U.S. market, a leading indicator for our services business, a full 50% of new placements were network connected compared with just 30% a year ago.

We also continue to make nice progress in our TechSource multi-vendor services initiative. We added another key new partner in the first quarter, Kodak Polychrome Graphics or KPG, which will further expand our ability to penetrate new markets. Kodak joins IBM, HP, and other relationships that we have established. While these business development efforts are important, we are also encouraged by TechSource’s internal growth. Notably, the total value of TechSource orders, generated by our internal sales channels was the highest ever this quarter, and the average value of each new contract was several times larger than just a year ago.

I am also pleased that we continue to refine our TechSource strategy to focus on core service areas, particularly printers and MFPs and further leverage our existing services infrastructure. As you know, our service business remains a key ingredient to Danka’s future. When you examine both our strengths and the supporting dynamics of the marketplace, coupled with the feedback we get every day from customers, it reinforces our belief that we have the opportunity to be recognized as the best independent provider of print and related services for customers in targeted markets.

We already play a significant role in this space through our existing technical services, TechSource, and professional services businesses, and I don’t think that there is any doubt that our service experience, capabilities, and infrastructure represent one of our best assets and a competitive advantage. In addition, because of technology convergence and the proliferation of digitally connected devices, many companies are finding it increasingly difficult to manage their print networks in an efficient and cost effective manner. For a couple of years, we have been talking about this situation in our document series of White Papers, but more importantly, we have been delivering results with cost savings and improved productivity for our customers through a best-in-class print assessment process and Danka to Desktop Solutions.

Also, the print market itself is very fragmented today and is mostly served by small, local providers with limited skill sets, limited resources, and limited access to capital. This is what we compete against every day. And as such, we believe we can build deeper, more intimate relationships with companies through our ability to solve their print, service challenges. Furthermore, by leveraging our service business, we will fuel increased demand for equipment solutions by better positioning us with customers to direct more of their equipment choices.

With that in mind, I would like to now turn my observations to equipment sales in the first quarter. First, I am very pleased that in Q1, we increased retail equipment and related gross margins by over 500 basis points compared to a year ago. Recognizing that there will always be some fluctuation in this metric, due in part to the mix of business from our internal sales channels, I was encouraged to see the percentage of business from our general line field sales organization was larger this quarter than at times in the recent past. This kind of performance typically results in higher equipment gross margins. Our new sales leadership in the U.S. led by SVP, Ron Nelsen, appears to be making progress in improving the performance of the general line field sales organization. And as we have discussed before, going forward we will continue to see some fluctuations in margins relative to the proportion of equipment sales from larger enterprise accounts or the general line.

Although the strong margin performance contributed to our significantly improved operating earnings, as Mark mentioned, we were still disappointed by our overall equipment revenue in the first quarter. Were it not for the hardware shortfall, an issue we are working vigorously to address, we would be discussing an even much stronger quarter. The factors that contributed to these results included regional equipment availability issues, the disappointing loss of a key supplier in Australia, and poor performance in a few areas, including France, Canada, and a couple of U.S. divisions.

As you would expect, we have taken several actions to address this, including introducing targeted marketing and sales programs aimed at improving Q2 equipment sales with a special focus on color placement and connectivity. We also replaced the leadership in 2 underperforming sales divisions in the U.S. this quarter and we are increasing our sales headcount in the U.S. by approximately 10%. Additionally, we have implemented our equipment contingency plan in Australia and should be able to recover quickly there. And in France, which is historically been a solid performer, we believe that our recent focus on Canon as our second-source equipment provider will assist us in getting back on track soon. We also expect that a new on-line sales tool, which we are introducing this quarter in the U.S. and built on the Oracle platform, will provide better opportunity management and supports our efforts to effectively increase sales activity which ultimately drives sales productivity.

I am encouraged by some significant equipment wins we had in the quarter, including the extension and expansion of the relationship with our largest customer, Pitney Bowes

Management Services. The new Pitney Bowes contract provides us an excellent opportunity to upgrade the current customer base, and we also won the service on an additional 1,000 multi-function devices. In addition, Pitney Bowes signed a 2-year digital support services contract for systems deployed at the Company’s off-premise production print centers, which leverages our digital expertise and our industry-leading digital solutions center. We sold digital support contracts on almost 50% of all U.S. equipment placements in Q1. This is exciting and yet another example of the emerging power of our digital services.

And I’m also pleased that our 2 largest first-quarter wins will generate more than 700 million new service clicks annually, which directly supports our services business model. We also made progress in our equipment business on other fronts. Sales of color systems were up over 20%, and as I mentioned earlier, connectivity was up significantly as well, particularly in the high-priority color and segments 4 through 6 areas. And in the U.S., about 10% of our equipment and related revenues now comes from Danka to Desktop software and professional services.

As I mentioned on our last call, one of our major focuses is on proving operating earnings. As Mark stated, and you no doubt saw in our news release, our first quarter operating earnings were 58% higher than the same period a year ago. This improvement reflects the emphasis we have placed on operating profit performance. As you heard earlier from Mark, both equipment and services margins were solid and consolidated gross margins were up 170 basis points from the same period a year ago and 340 basis points from Q4. In addition, we have continued to execute on our cost-reduction efforts. Our costs are coming down.

And just to reiterate, our SG&A expenses declined by 6% or a little over 7 million less year-over-year and almost 8 million less sequentially. We have now taken most of the actions needed to achieve our announced cost-reduction savings of 51 to 56 million and we are seeing the benefits of those costs. Plus, we will be relentless in our pursuit to identify and take further actions on reducing the cost structure for Danka. This will apply to all areas, not just SG&A.

In support of this, we have assembled cross-functional teams representing all disciplines and I have assigned senior management to lead an op [ph] asset of this ongoing cost-reduction initiative. Through the teams’ combined efforts we have already begun to identify a target list of potential opportunities that we will be focusing on to help us achieve our goals of 30% SG&A ,and more importantly, to take the necessary actions to improve the operating performance of this Company.

Now I want to briefly review a few operational highlights from the first quarter. First, we have begun to see synergies from consolidating to just 2 operating groups, Americas and Europe/Australia. And we believe this consolidation provides additional opportunities for both performance improvements and cost reductions. We remain focused on taking corrective action to fix underperforming entities. We have detailed turn-arounds in place in the U.K. and in Canada. In fact, the U.K. made progress in the first quarter and while Canada remains an area of concern, we are consolidating some back-office functions with the Americas group to further reduce costs and improve results there.

We also continue to make progress on our key tenant to deliver a world-class customer experience. As just 1 example, we launched a U.S. pilot of mydanka.com, an electronic portal that will give customers direct access to a wealth of contract and service information. Eventually, mydanka.com will give customers the option to perform a wide range of the self-service tasks they want, like entering and tracking technical service calls and reviewing their current status. One of the enterprise accounts, UPS, is the initial pilot customer for this. By the way, this initiative is based on the Oracle I support module and it offers us the potential to streamline costs while simultaneously enhancing customer satisfaction.

We believe our Vision 21 investment is already having a positive impact on customer relationships, as evidenced by improvements in contract renewal rates in the U.S. in the first quarter. Also, we recently were selected Supplier of the Year for the Allegra Network of premiere print providers largely on the strength of our customer service and responsiveness, where we outperformed all of our major competitors.

Let me close by briefly recapping our key priorities for the second quarter. First, a quick reminder that historically the second quarter is usually impacted by summer seasonality and much of our operating geographies, and traditionally this has affected both our service and equipment lines of business like many of our other competitors. Nonetheless, we will work aggressively to build on the progress we’ve made in stabilizing service revenue, and while we continue our gross margin focus, we will also execute our programs to improve equipment revenues.

We will continue to focus on expanding our growth initiatives, which ended the first quarter at an annualized revenue run rate of 75 million compared to about 45 million last year. We will continue our commitment to significantly reduce our SG&A over time, and as Mark indicated, and let me reinforce, we will continue our focus on cash generation in the second quarter. And at the same time, we will continue to use our infrastructure improvements to further enhance customer satisfaction because we need to ensure that customers enjoy doing business with Danka.

Thank you for your time. I’d like to now turn it over to Alicia, our operator, and take questions.

QUESTIONS AND ANSWERS

Operator

Ladies and gentlemen, if you would like to ask a question, please press star followed by 1 on your touchtone telephone. If your question has been answered or you wish to withdraw your question, please press star followed by 2. Again, ladies and gentlemen, it is star 1 for your question. And the first question we have is from Hector Forsythe with Evolution. Please go ahead, sir.

Hector Forsythe - Evolution - Analyst

Hello. Good morning, guys.

Don Thurman - Danka Business Systems - CMO, EVP

Good morning.

Hector Forsythe - Evolution - Analyst

A — good to see some solid progress made during the quarter. Particularly obviously seeing the proportion of the digital base move up, very encouraging to see that coming through. A little bit disappointed on the — on the equipment sales line, but did get some comfort from your comments in the call. I was just hoping in the first instance that you could give us a little bit more detail about seasonality in the business and where that comes from, maybe U.S. to Europe. Also, I’d like to hear a little bit more about what is going on in the regions. You mentioned in the call this time that you can see some improvement in the U.K., which is encouraging, but you’re still having a little bit of problem in Canada. I didn’t quite understand the comment on the — on the business in Australia.

Todd Mavis - Danka Business Systems - CEO

Okay. Well, good. Well, let me — you — ask a lot of really good questions there so let me see if I can address them all. Let me just start with some general comments about our revenue, and then move into equipment revenue and then I’ll certainly address your seasonality and then some of the geographies. First, as we mentioned, we are encouraged by the service revenue stability. And I would not want that to get lost in the context of a revenue discussion. And, obviously as we said we were disappointed with equipment revenues. However, I think it’s important to understand and provide some more context around that. First, when you look at it in the context of year-over-year comparisons, particularly in the U.S., there’s a couple things that we need to all understand. First, we elected this quarter to not have a very large enterprise transaction run through our P&L, if you will. We — in other words, we — we made a determination that what was best was to not have that go through because it was at significantly reduced margins and we were focused on making sure that we got the placements of those machines and picked up the services contracts. In the past, we had elected to take those through the P&L, as an example had we done that, our hardware revenues in the U.S. would have been approximately $8.3 million higher. So when you make a comparison to year-over-year, the revenue in the quarter a year ago had those large enterprise hardware transactions in there, we elected not to do that this time. And as I mentioned, that was about $8 million in terms of revenue.

In addition, in the past we haven’t really had reason to talk about product availability as anything that really impacted hardware revenue in a meaningful way. And for the first time, I can say certainly in the 3 years that I’ve been here, we actually got into a situation where the supply of a couple specific products caught us in short supply and as — and as a consequence of that, we were not able to recognize a few million dollars of revenue — hardware revenue in the June time frame. So this is a bit of a good news and a not so good news. The good news is that we have partnered with really good manufacturers that have strong demand on their product. So that’s a good thing. The not so good thing was is that there was a run on that product and we were not able to get it to — to the June revenue line. And in fact, I think you’ve even seen comments from some of our competitors as well on this. And that’s also, by the way, still an issue that we’re working through for this quarter. But in terms of the year-over-year comparison, I would want everybody to have the understanding of the large enterprise transaction that is not in this quarter, and then some of the product availability.

That notwithstanding, though, I think there’s a more important point that I would like to make, and that is: We did not see with respect to our performance any real changes from a market standpoint. This really got down to an execution point of view. Certainly, the market’s competitive and remains competitive, but we don’t see any dynamics that are significantly changing our view of the marketplace. It got down candidly to execution in the key geographies, and I’d like to go through them. The United Kingdom, obviously is one, Hector, as you mentioned. I am encouraged as I know Peter is in that solid progress was made in the U.K. relative to the recovery plan, and in fact I may ask Peter here in a minute to make more comments on that. But clearly we are encouraged by the progress that was made in the U.K. Canada, progress is being made with — with respect to the recovery plan there. More on the back end of it, more in terms of getting costs out, less on the revenue side. As I think we touched on, we have a significant number of positions we need to fill there, and that certainly remains an area of focus for us and is contributing to the disappointing equipment revenue.

With respect to some of the other geographies, I think I mentioned France, as you know France is historically been a very strong performing geography — geography for us. We have very strong management there. We have every reason to believe that we’ll continue to — or we will see a — a rebound, if you will, in the performance there. We are stressing the — the second-source Canon relationship there, and, again, I am — I am optimistic that we’ll see France perform as it has in the past. With respect to Australia, Hector, specifically, we were negotiating to renew with a major supplier there, we knew we were somewhat at risk that they may choose to go direct. So as you would expect, we had and were in the process of developing a contingency plan and parallel to that. As it turns out, the — the major supplier of ours did choose ultimately to go direct,, and we have executed on our contingency plan, so going forward we’re quite comfortable with our plan and our ability to execute our plan, but we did lose about 60 to 90 days of — of hardware sales there and so that definitely had a — an impact on the overall sales.

On the seasonality question, I’m trying to hit them all, Hector, here so I apologize if I don’t get them all. But on the seasonality question, as — as I know you’re aware, historical trends leading into the summer tend to result in lower click volume. This is driven in large part by the amount of business we do with schools and municipalities and government agencies. And as I’m sure you’re aware, this is — this is not something that’s just unique to Danka, it’s similar to others in this industry that we compete with. But, clearly, as we move into Q2, as we — as we made in some of our — or said in some of our prepared remarks, we do enter into a slower period.

Hector Forsythe - Evolution - Analyst

Uh-huh. Okay. Thank you very much for those comments. I’ll hand it over to other people and if it’s not covered I’ll come back.

Todd Mavis - Danka Business Systems - CEO

Great, thanks, Hector.

Hector Forsythe - Evolution - Analyst

Thank you.

Operator

The next question we have is from Bob Evans with Craig-Hallum Capital. Please go ahead, sir.

Bob Evans - Craig-Hallum Capital - Analyst

I was pleased to see the service gross margin improve as much as it did. Can you comment on — you know, do you expect that improvement to continue and what was driving it?

Mark Wolfinger - Danka Business Systems - CFO, EVP

Hi, Bob. It’s Mark Wolfinger, how are you?

Bob Evans - Craig-Hallum Capital - Analyst

Good morning.

Mark Wolfinger - Danka Business Systems - CFO, EVP

Yeah, just on the service margin piece itself. Obviously, as we talked about and what was in our announcement, service margins were slightly above 42%. And I know that when you look at it sequentially, obviously, that was a very strong improvement. Overall, though, I think when you look at it against prior-year same quarter it was up slightly, probably around 60 or 70 basis points. You know, clearly that’s a combination of the continued stabilization in service revenues and sort of the predictability of the revenue side of the model and, obviously, continued focus on the cost side. Todd, you may want to make some additional comments as it relates to TechSource.

Todd Mavis - Danka Business Systems - CEO

I just — as I think we have spoken in the past, obviously a key — a key tenant in our overall services strategy is our multi-vendor services, which we’ve branded TechSource, as I know you’re all aware. We were and remain encouraged by the progress we continue to make there. We are continuing to refine that strategy and make sure that we stay core to the area of print and related services. And we did and we continue to make good progress there in terms of the overall P&L performance.

Bob Evans - Craig-Hallum Capital - Analyst

Okay. And can you also comment a couple of detailed items, did you say you were at a 60 — what’s your run rate in terms of TechSource and — and your other initiatives? Did you say 75 million annual run rate.

Todd Mavis - Danka Business Systems - CEO

75 million, that’s correct Bob.

Bob Evans - Craig-Hallum Capital - Analyst

So that’s up from 65 million run rate last quarter, is that correct?

Todd Mavis - Danka Business Systems - CEO

Right.

Bob Evans - Craig-Hallum Capital - Analyst

Okay. And did you say the sales force, you were going to increase the sales force by 10% in the U.S.

Todd Mavis - Danka Business Systems - CEO

In the U.S., that — that is correct.

Bob Evans - Craig-Hallum Capital - Analyst

Okay. How about the rest of the world, are you basically stable there?

Todd Mavis - Danka Business Systems - CEO

Let me — in fact, let me — I’ll go to the operating guys on this. Peter, do you want to maybe give some background in what we’re doing in terms headcount on sales?

Peter Williams - Danka Business Systems - President & COO, European/Australian Operations

Yeah. Basically, I don’t intend to increase it, I’m selectively increasing sales force where I have high sales productivity and that would be in Switzerland, Holland, Belgium, and, I’m refining sales force in France and in the U.K. that means we’re exchanging perhaps poor performance for better performance. That’s my strategy, to — to maximize sales productivity as well as hardware revenue.

Todd Mavis - Danka Business Systems - CEO

You know, and, Bob, as I know you’re aware of, particularly in — in Peter’s area of responsibility and the U.K. specifically, I mean we’ve been going through a pretty formidable rebuilding there. So he’s been adding a lot of sales — a lot of salespeople — new salespeople, but that’s — that’s been less about adding to the overall number and really more about getting back to the original number.

Bob Evans - Craig-Hallum Capital - Analyst

What type of net ad — what do you expect in the U.S.? I can’t recall what your — your sales force, how big that is.

Todd Mavis - Danka Business Systems - CEO

Mike, I believe that would be about 60?

Mike Popielec - Danka Business Systems - COO, Americas

I would say the combination in the Americas between the U.S. and Canada is roughly about 60 people.

Bob Evans - Craig-Hallum Capital - Analyst

Okay. 60 people added. All right. And can you comment on the KPG relationship? That’s — I think that’s new news to us. How is that going to work?

Todd Mavis - Danka Business Systems - CEO

Sure. I’ll let Mike address that.

Mike Popielec - Danka Business Systems - COO, Americas

Yeah. This division of Kodak sells the Canon CLC graphics color product. And some of the software that Kodak provides to commercial print customers. And we’ve been designated by KPG as the national service provider for these products. In April we served our first units as a contract and expectation by KPG as that this will result in about 70 or so units annually and we will be getting a service revenue associated with those.

Bob Evans - Craig-Hallum Capital - Analyst

Is this an exclusive or —

Mike Popielec - Danka Business Systems - COO, Americas

Yes, it is.

Bob Evans - Craig-Hallum Capital - Analyst

Okay. It is exclusive, okay. And can you comment further on — I know you announced deals I believe in May with both IBM and HP. Can you comment kind of on, you know, are you — are you getting some traction there? I know it’s early on, but, you know, what kind of traction are you getting and what are you seeing in terms of deal flow or, you know, closed business and how do you expect that to unfold?

Todd Mavis - Danka Business Systems - CEO

Yeah. I guess I’d make a couple comments around the partnerships in general and — number one, we certainly remain very positive about the strategic implications of these partnerships for Danka and for them, by the way. We are encouraged that we are learning and progressing on how we can optimize the strengths of the partnerships. I mean, it is early on as you’ve identified and we’re certainly figuring out how we can leverage one another best. We have had some early successes, which is certainly, you know, a good indicator, a good validator in terms of what these offer in terms of potential. I would add, though, that, you know, due to some confidentialities that exist, both between the partners and also directly with the end users, we’re probably best not to get into too many specifics. You know, I’d just make as a summary statement here that certainly these — these partnerships, not only IBM and HP and now KPG and others that we’re working on and working with, fit very — very much into the core of what our overall strategy is and continue to make good progress.

Bob Evans - Craig-Hallum Capital - Analyst

Can you also comment on — I know you’ve talked about in — previously about becoming — trying to become a premier print services provider. What — what — what do you see your business mix looking like if you look out in the future? I’m not saying necessarily guidance, but, you know, what — what can that become ultimately or what would you like to see the business mix become in terms of service versus equipment and — and given that what type of margins should a company like that be able to generate?

Todd Mavis - Danka Business Systems - CEO

Well, I guess just a couple comments. The first question would be is, you know, why, right, why would — why would you even want to do these kinds of things. And there’s several reasons why that would be. First off, we believe that it leverages our strengths. And equally important, we believe it’s responsive to what the market is asking for right now. And another important thing to understand, and I’ll get to your questions directly here in a minute. It helps to sell more gear. It helps to sell more equipment. I mean, if you really look and understand, you know, at this print services portion of our strategy, it’s not the entire strategy, it’s a significant pillar in the overall strategy, it does help us move more — more hardware. And as you mentioned, it does add a degree of predictability and consistency to our performance by the very nature of the fact that we will have, you know, a high percentage of our revenue being recurring revenue. And then, also, encouragingly through our growth initiatives, as you saw as we grew from, you know, the 65 million to the 75 million annualized run rate, we’re getting validation in the marketplace.

With respect to the mix, you know, I don’t know, Bob, that — that — that that’s something that I want to address right now other than just to reinforce that certainly, you know, services brings a — this high recurring revenue piece and it brings the margins that go with that, but clearly, we need to continue to have equipment transactions to fuel those service contracts, we need to continue to sell hardware equipment to be able to generate the kind of clicks that we need to get the kind of growth that, you know, we ultimately want to achieve. So there will always be some transactional component to what Danka does.

Bob Evans - Craig-Hallum Capital - Analyst

Now — well, how about in terms of the — the margin side? I mean, a good service company should be able to generate double-digit operating margins, not EBITDA margins. I mean, is that something that — you know, you would expect or aspire to become?

Todd Mavis - Danka Business Systems - CEO

Well, clearly, I mean — I guess what I would leave you with on the operating-margin side is we feel very strongly, as evidenced by the fact that you saw the type of year-over-year improvement you just saw on this quarter with a 58% increase, we feel and remain committed that we believe we can continue to make good improvements in that area, of which the strategy pillar of the — you know, of the strategy will be a major contributor to that.

Bob Evans - Craig-Hallum Capital - Analyst

Okay. And final question. On the detail item on the DSOs. DSOs went up this quarter, I thought with a Vision 21 we might be able to see some improvement there as you were able to, you know, become more efficient. When can we start to expect DSOs to decline or come down a bit?

Mark Wolfinger - Danka Business Systems - CFO, EVP

You know, Bob, it’s Mark. I think without — without say saying, you know, specific in quantifying that on sort of the outquarters, all I would say is obviously back to some of our comments, I think both Todd and my comments as well in our — in our opening comments here today, is that clearly working capital’s going to be a big focus for us in Q2. And obviously, you know, we’ve been a strong cash generator historically, but again working capital’s going to be a key component of our focus on a go-forward basis.

Bob Evans - Craig-Hallum Capital - Analyst

So would you say the DSOs are a bit of an aberration this quarter?

Mark Wolfinger - Danka Business Systems - CFO, EVP

I would say that we were disappointed in the movement of DSOs.

Bob Evans - Craig-Hallum Capital - Analyst

Okay. Fair enough. Thanks.

Todd Mavis - Danka Business Systems - CEO

Good, thanks, Bob. Any other questions?

Operator

The next question is from Tyson Bauer with Wealth Monitors Incorporated. Please go ahead, sir.

Tyson Bauer - Wealth Monitors Incorporated - Analyst

Just the thought process, you talked about not including an 8 million enterprise hardware sale because it had low margins on your — is that what it — drug down your overall margins. You’ve done this in the past. What was the benefit the Company received by not running it through your P&L? And if you didn’t run it through, who — who accounted for those sales? Was it a competitor, was it directly from the OEM? Talk about the benefit in choosing not to run that through your P&L.

Todd Mavis - Danka Business Systems - CEO

Sure. Be glad to. First let’s kind of maybe take them in reverse order. The — the way that we did this is through a partnership that we have with one of our key suppliers with a key manufacturer, they ultimately sold the hardware to the end user. So in terms of, you know, whose P&L it went through, it went through the manufacturer’s on the hardware side. So that — that answers your question directly. In terms of the — the thought process, in terms of why we did what we did. Clearly, this was a revenue with hollow calories, it was very low margins and what we have found in the past, is by the time you — you load in sales commissions that get paid and other associated costs, this would have been, at best, neutral to the P&L, but — and more probability, probably would have had a negative impact to the operating performance of the Company. So clearly, there was a financial consideration. But most importantly, there was a strategic consideration inasmuch as the way that we were working this deal, not only directly with the end user, but also on a deal of this size and magnitude, you could understand why we would want to have the end user having some form of a relationship directly with the manufacturer around particular hardware types of requirements and so we really formed this triumphant if you will in terms of the orchestration of the deal and that made the most sense. And then the key point, it — to kind of go to why we did it ultimately the way we did, is the way the deal was structured is, we received all of the placements and then all of the associated service contracts that go with those, which will over the term of the contract generate, you know, several hundred million service clicks. That — that answer it for you, Tyson?

Operator

It appears his line dropped from the conference call. Would you like to go ahead and take the next question?

Todd Mavis - Danka Business Systems - CEO

Sure, please.

Operator

That question is Paloa Sylva with Penn Capital. Please go ahead, sir.

Paloa Sylva - Penn Capital - Analyst

Hi. You are — you made some comments on some lost product sales that you said the demand was there, but you couldn’t meet those and then you commented that you lost about 60 days in Australia. Just wondering, you know, where operationally did things go wrong there? What can you do to fix that going forward? And, also — also, going back to that, the last question, is there going to be more, you know, hardware-type revenues that you’re — it sounds like you’re somewhat, you know, you’re switching over your — your hardware revenues to almost your service line and kind of inflating your service margins, it sounds, because you’re almost getting paid on — on that hardware revenue on the margins you would have realized on your income statement gets transferred to the service line. Is this going to be something that is continual here, or are — is this just a one-time thing? Those are my questions.

Todd Mavis - Danka Business Systems - CEO

Okay. Let’s — let’s take them one at a time here. First off, with respect to the product availability. When you look at how Danka goes about purchasing product, it’s a little bit different in the U.S. or the Americas than it is in Europe. We have more of an OEM relationship in Europe, so we’re actually forecasting — you know, Peter’s out there forecasting 3, 4, 5 months out and purchasing product at that time. In the U.S. or the Americas, we tend to purchase product more for the order, and so we tend to rely very heavily on product availability from our manufacturing partners. What ended up happening was — is quite candidly the industry really embraced this technology from — from Canon and really got behind this product and there was a — there was a major — a major demand not only from us but from some of our competitors, and we just got in a situation where the manufacturer couldn’t provide us with enough product. So going forward, to answer your question what do we do about it to avoid it? We need to continue to communicate with our manufacturing partners as we do in terms of where we see the demand coming from and give them as much advance visibility into where we see our product needs coming. I would tell you, this is more of an aberration, I think, than a problem. If you look over the last 10, 12 quarters, again as I mentioned in some of the prepared comments, we really haven’t seen issues like this, but maybe 1 or — 1 or 2 other times. So I don’t see that this is an ongoing concern. But they are going to have to catch up for this quarter. The other thing, just to comment to kind of round that out. When we do see potential product availability issues, obviously we may put certain kind of promotions in place and certain kind of incentives to direct to other alternative products to try to make sure that we maximize revenue and — and meet our customer requirements.

Moving to a couple of your other questions. With respect to, is this a major move and are we diluting margins, let me try to be very definitive on this. First off, in the context of how often this kind of transaction happens, we’re not talking about 6, 7, 8 times a quarter, we’re talking about only with very, very large transactions, very, very unique customer situations, so we may be talking about 1 or 2 times a year. So these kind of decisions are, again, something that — that get made on a very, very infrequent basis and clearly there’s no intent to try to move margin dollars from hardware to services or services to someplace else. This is — this was more of a strategic how do we get a direct line between the end user and the manufacturer and how do we make sure that we, not only protect the footprint that we had on the services side, but also benefit from the growth and the displacement of a mutual competitor that the manufacturer and we had.

Tyson Bauer - Wealth Monitors Incorporated - Analyst

Okay. One last question. Regarding the capital structure, there seems to be a little bit of an aberration in the working capital and you’re looking to improve that and as your — obviously if you execute your — you’re going to be generating some cash from working capital and you have around 80-plus million on the balance sheet. Is — you have — when does — a couple questions. Your bank facility. Does that, number one, preclude you from buying any of your debt back on the open market? And the ’10s that are callable within 9 months trading in the 90s, you know, I wouldn’t — you know, your — if you’re buying those in the open market, you’re looking at 30% returns to find another area where if you have cash on the balance sheet getting short-term rates on that, there’s a huge arbitrage that you can take advantage of by buying back your ’10s in the open market in the — in the low 90s. So I’m just wondering what your thoughts are there and what your thoughts are on the — on your cap structure in general.

Mark Wolfinger - Danka Business Systems - CFO, EVP

It’s Mark Wolfinger, I’ll take that question. First of all, you know, we do — we’ve obviously had questions in the past on our capital structure and, again, the 2 key components on the balance sheet are obviously the — the bonds that come due in ’08 and the bonds that come do you know in 2010. We do have some limited flexibility, as our ability to — to buy back or as you said purchase in the open market, but that’s very limited. And as far as overall comments on our approach they’re from a capital structure standpoint, I’m not going to comment any further just to say that we’re always looking at our existing capital structure and we’ll continue to do so on a go-forward basis.

Paloa Sylva - Penn Capital - Analyst

Okay. Thanks guys.

Todd Mavis - Danka Business Systems - CEO

Alicia, maybe we’ll take one more call, try to keep this within an hour time frame.

Operator

Okay. The question is from Evan Greenberg from Meadowbrook Capital. Please go ahead, sir.

Evan Greenberg - Meadowbrook Capital - Analyst

I’m sorry, my question was already answered. Talking about the recurring revenue and — versus — versus current income. I have one question. I don’t know if you answered this. Is there a goal for recurring income in terms of services, are you looking to get that to a 50/50, with — with equipment sales? Can you hear me? Hello? I lost them.

Operator

Pardon me, Mr. Greenberg? Hello, sir?

Evan Greenberg - Meadowbrook Capital - Analyst

Hello.

Operator

Mr. Greenberg?

Evan Greenberg - Meadowbrook Capital - Analyst

Yeah.

Operator

You can go ahead and ask your question, sir, your line is open.

Evan Greenberg - Meadowbrook Capital - Analyst

Okay. I wanted to know if — one follow — you talked kind of about service revenue versus — most of those questions have been answered but I wanted to know if there was a certain goal of — of — of getting service revenues versus — versus equipment sales and rentals, is that — what kind of — what kind of goals are you setting there?

Mark Wolfinger - Danka Business Systems - CFO, EVP

Hello? Evan, are you still there?

Todd Mavis - Danka Business Systems - CEO

We — we got some stormy weather here in Tampa so we just lost the line.

Evan Greenberg - Meadowbrook Capital - Analyst

Okay. Hold on.

Todd Mavis - Danka Business Systems - CEO

Okay.

Evan Greenberg - Meadowbrook Capital - Analyst

You can hear me now?

Todd Mavis - Danka Business Systems - CEO

Yeah. Could you —

Evan Greenberg - Meadowbrook Capital - Analyst

Yeah. I was asking about recurring revenue and service revenue. What percentage was that of the quarter? I’m sure you talked about that. I wanted to know if there was a certain goal that you’re looking to get to. Are you looking to get to a 50/50 on that, service versus equipment sales?

Todd Mavis - Danka Business Systems - CEO

Do you know what the split was, Mark.

Mark Wolfinger - Danka Business Systems - CFO, EVP

It usually runs slightly greater than 50% on an ongoing basis just the pure service part of our business. As far as the future goal, I — you know, we really —

Todd Mavis - Danka Business Systems - CEO

Magical number.

Mark Wolfinger - Danka Business Systems - CFO, EVP

We really never talked about that on a future basis.

Evan Greenberg - Meadowbrook Capital - Analyst

Okay. But the service revenue is increasing faster than the — is increasing as sales — as sales are declining, is that correct?

Mark Wolfinger - Danka Business Systems - CFO, EVP

No. It’s more services revenues are stabilized, we’ve been talking about for the last four quarters they’ve really been within a very — a fairly tight range. And so that’s the stabilization comment. The actual equipment revenues, we’ve had, you know — we’ve had up and down quarters. So to say that service revenues are growing at a rate to offset equipment revenues would — would be incorrect.

Evan Greenberg - Meadowbrook Capital - Analyst

Is that a goal?

Mark Wolfinger - Danka Business Systems - CFO, EVP

Is it a goal to — it’s a goal ultimately to have growth for the Company, which will be a combination of growing service revenues and growing hardware sales, along with our growth initiatives.

Evan Greenberg - Meadowbrook Capital - Analyst

Is that more of a ’05 story, that growth?

Mark Wolfinger - Danka Business Systems - CFO, EVP

The calendar year ’05?

Evan Greenberg - Meadowbrook Capital - Analyst

The calendar year ’05, not fiscal.

Mark Wolfinger - Danka Business Systems - CFO, EVP

You know, I — I would say it’s — the way that we’re looking at it certainly is the stabilization of services revenues, and getting — getting some — some velocity behind these growth initiatives, which we’ve talked about which we’re seeing. It’s still a small number on a big number but ultimately if we can continue to get the kind of growth there, it will have a — have a pull effect to our overall revenues. And then certainly, on the equipment side, many of these growth initiatives ultimately will pull and push equipment sales as well, but, you know, the long-term goal obviously will have a profitably growing company, but right now it’s been about stabilization and emerging from this turnaround.

Evan Greenberg - Meadowbrook Capital - Analyst

All right. Thanks a lot.

Todd Mavis - Danka Business Systems - CEO

Good. Well, I appreciate everybody’s input and interest, and we’ll be talking with you again at the end of next quarter. Operator, thank you.

Operator

Ladies and gentlemen, thank you for joining today’s conference. This concludes your presentation. You may now disconnect. Good day.

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